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[American Equity letterhead]


                                 April 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statement on Form N-4 filed by American Equity Investment Life Insurance Company ("Company") and its American Equity Life Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Company is duly organized and validly existing under the laws of the State of Iowa.

(2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of American Equity Investment Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption "Experts" in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                Very truly yours,

                                /s/ Wendy L. Carlson

                                Wendy L. Carlson
                                General Counsel & Chief Financial Officer
                                American Equity Investment Life Insurance
                                Company